PRUDENT BEAR FUNDS, INC.
Minutes of the Special Meeting of the Shareholders of the

Prudent Bear Fund
Class C Shares
No Load Shares

And

Prudent Global Income Fund
No Load Shares

December 3, 2008 at 1:00 p.m. (central time)

A special meeting (the “Special Meeting”) of the shareholders of the Prudent Bear Fund (Class C Shares and No Load Shares) and the Prudent Global Income Fund (No Load Shares) (the “Funds”), each a series of Prudent Bear Funds, Inc. (the “Company”) and all the outstanding series and classes thereof, was held on December 3, 2008 at 1:00 p.m. (central time), at 8140 Walnut Hill Lane, Suite 300, Dallas, Texas 75231.  Gregg Jahnke was present at the Special Meeting in his capacity as the Vice President of the Company and as Chairman of the Special Meeting.  He appointed Richard Teigen to act as Secretary Pro-tem of the Special Meeting.  Broadridge Financial Solutions, Inc. tabulated the vote and acted as the Inspector of Election.

Call to Order and Preliminary Matters

Mr. Jahnke began by introducing himself and calling the Special Meeting to order.

Mr. Teigen reported that the notice for the Special Meeting was sent to the shareholders of the Funds on or about October 2, 2008, to shareholders of record of the Funds as of September 17, 2008.  Following Mr. Teigen’s discussion of the mailing of the Special Meeting, the polls were opened.  Mr. Jahnke noted that no ballots had been requested, and the polls were closed.

Mr. Teigen then reported that based upon the Certificate of Inspector of Election:

•
There were shares of the Prudent Bear Fund (Class C Shares) represented in person or by proxy at the Special Meeting, representing 53.57% of the total number of shares of the Prudent Bear Fund Class C shares entitled to vote at the special Meeting and constituting a quorum.

•
There were shares of the Prudent Bear Fund (No Load Shares) represented in person or by proxy at the Special Meeting, representing 51.73% of the total number of shares entitled to vote at the Special Meeting and constituting a quorum.

•
There were shares of the Prudent Global Income Fund represented in person or by proxy at the Special Meeting, representing 53.19% of the total number of shares entitled to vote at the Special Meeting and constituting a quorum.

Mr. Jahnke then declared that the Special Meeting had been properly convened and could proceed with its business.

Business Matters

Mr. Jahnke stated that the first item of business was to approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which Federated Prudent Bear Fund, a portfolio of Federated Equity Funds, would acquire all of the assets and stated liabilities of Prudent Bear Fund in exchange for Class A Shares and Class C Shares of Federated Prudent Bear Fund to be distributed pro rata by Prudent Bear Fund to its holders of No Load Shares and Class C Shares, respectively, in complete liquidation and termination of the Prudent Bear Fund.  As the polls were closed the Inspector of Election reported in the matter of the aforementioned Plan of Reorganization that 78,450,552.58 shares voted affirmatively, 6,689,303.69 shares voted negatively, and 3,641,778.98 shares abstained from voting.

Mr. Jahnke stated that the second item of business was to approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which Federated Prudent Global Income Fund, a portfolio of Federated Income Securities Trust, would acquire all of the assets and stated liabilities of Prudent Global Income Fund in exchange for Class A Shares of Federated Prudent Global Income Fund to be distributed pro rata by Prudent Global Income Fund to its holders of No Load Shares, in complete liquidation and termination of the Prudent Global Income Fund.  As the polls were closed the Inspector of Election reported in the matter of the aforementioned Plan of Reorganization, that 17,223,433.89 shares voted affirmatively, 1,410,027.67 shares voted negatively, and 1,028,402.07 shares abstained from voting.  Mr. Jahnke reported that the aforementioned Plan of Reorganization had been approved.

Adjournment

As there was no further business to conduct at the Special Meeting, Mr. Jahnke then adjourned the Special Meeting.

*   *   *

Respectfully submitted,

   /s/ Richard L. Teigen
Richard L. Teigen
Secretary Pro-tem of Special Meeting